EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of January 28, 1999, by and among (i) Supreme International Corporation, a Florida corporation ("Purchaser"), and (ii) Christopher C. Angell, Barbara Gallagher and Morgan Guaranty Trust Company of New York, as Trustees of the PEI Trust created under Par. E. of Article 3 of the Agreement dated November 19, 1985, as amended January 27, 1986 (collectively, "Seller"),

                              W I T N E S S E T H :

                  WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Perry Ellis International Inc., a New York corporation (the "Company"), consisting of fifty (50) shares of common stock, without par value (the "Stock"); and

                  WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Stock;

                  NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                         PURCHASE AND SALE OF THE STOCK

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         1.1 PURCHASE AND SALE. On the Closing Date (as defined in Section 1.3 hereof) and upon the terms and subject to the conditions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the outstanding shares of Stock.

         1.2 PURCHASE PRICE. (a) In consideration for the sale of the Stock by Seller, Purchaser shall pay to Seller the sum of (i) $75,000,000, PLUS (ii) the Net Working Capital Amount (as defined in Section 1.2(b) hereof), MINUS (iii) the Net Severance and Bonus Amount (as defined in Section 1.2(c) hereof) (the "Purchase Price"). On the date hereof, Purchaser shall pay to Seller, by wire transfer in immediately available funds to an interest-bearing account designated by Seller for such purpose, an advance against the Purchase Price in the amount of $5,000,000 (the "Deposit") which shall be non-refundable (including all interest accrued thereon) except in the event this Agreement is terminated by Purchaser for the reasons set forth in Sections 7.1(a) or (b) hereof, by mutual agreement of Purchaser and Seller pursuant to Section 7.1 (c) hereof or by Seller pursuant to Section 7.1(e) hereof. In the event that the sale of the Stock contemplated by this Agreement is consummated, all interest earned on the Deposit will be credited to the Purchase Price.

                  (b) As used in this Agreement, the term "Net Working Capital Amount" means the excess of the aggregate amount of the current assets of the Company (excluding deferred corporate taxes) over the aggregate amount of the current liabilities of the Company, in each case determined as of the close of business on the day immediately prior to the Closing Date in accordance with the past accounting practices of the Company.

                  (c) Not later than two (2) business days prior to the Closing Date Purchaser and Seller shall jointly agree in writing upon (i) an estimate of the Net

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Working Capital Amount as of the Closing Date (the "Estimated Net Working
Capital Amount") and (ii) the net after tax cost to the Company (assuming that the Company pays taxes at a combined federal, state and local corporate income tax rate equal to 41.3%) of the Additional Severance Agreements and bonuses and other payments due to the Company's President and Chief Executive Officer in connection with the consummation of the transactions contemplated hereby which are to be paid by the Company as provided for in clause (i) of Section 4.7 hereof (the "Net Severance and Bonus Amount"). The Estimated Net Working Capital Amount and the Net Severance and Bonus Amount so agreed to shall be used to determine the amount of the Purchase Price (the "Estimated Purchase Price") payable to Seller at the Closing (as defined in Section 1.3 hereof) as set forth in clause (d) of this Section 1.2.

                  (d) On the Closing Date, Purchaser shall pay to Seller, in the manner set forth in Section 1.3 hereof, the difference between the Estimated Purchase Price and the Deposit (including all interest accrued thereon from the date hereof through and including the Closing Date) (the "Balance"), by wire transfer of immediately available funds to an account designated by Seller in writing for such purpose at least two (2) business days prior to the Closing Date.
         1.3 CLOSING. The closing of the sale and purchase of the Stock (the "Closing") shall take place at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York at 10:00 a.m. on the fifth business day after the satisfaction or waiver (to the extent legally permitted) of the last of the conditions to be satisfied set forth in Article V hereof, or such other time and date as may be agreed in writing by the Seller and Purchaser (the "Closing Date"). At the Closing,

                  (a)      Purchaser shall:
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                           (i) pay to Seller the Balance in immediately
available funds by wire transfer to a payment account designated by Seller;

                           (ii) deliver to Seller the certificates of an
executive officer of Purchaser described in Sections 5.1(a) and (b) hereof;

                           (iii) deliver to Seller the opinion of Broad and
Cassel, counsel to Purchaser, in form and content reasonably satisfactory to Seller and its counsel addressing such legal matters as are customarily covered by the opinion of a purchaser's counsel in transactions of the type contemplated by this Agreement; and

                           (iv) deliver to Seller such other documents as Seller
or Seller's counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants of Purchaser set forth in this Agreement.

                  (b) Seller shall deliver, or cause to be delivered, to
Purchaser:

                           (i) one or more stock certificates for the Stock to
be sold by Seller having all requisite stock transfer stamps attached, duly endorsed for transfer to Purchaser by Seller, or with stock powers attached duly endorsed for transfer to Purchaser by Seller, together with such other instruments and documents as may be necessary to transfer Seller's shares of Stock to Purchaser;

                           (ii) the certificates of Seller described in
Sections 5.2(a) and (b) hereof;

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                           (iii) the opinion of Patterson, Belknap, Webb & Tyler
LLP, counsel to Seller, in form and content reasonably satisfactory to Purchaser and its counsel addressing such legal matters as are customarily covered by the opinion of a seller's counsel in transactions of the type contemplated by this Agreement; and

                           (iv) such other documents as Purchaser or its
counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants of Seller set forth in this Agreement.

         1.4 POST-CLOSING ADJUSTMENT. As soon as practicable after the Closing (but in any event within ten (10) business days thereof), Purchaser shall cause its accountants to calculate the actual Net Working Capital Amount and to deliver such calculation to Seller. Seller must within five (5) business days of receipt of same (the "Receipt Date") confirm whether or not it agrees with the calculation of such actual Net Working Capital Amount and, if it does not, it will cause accountants selected by Seller, at Seller's cost, to review the same and to confirm to Purchaser's accountants within ten (10) business days of the Receipt Date whether or not they agree with such calculation of the actual Net Working Capital Amount and if they do not, specifying in reasonable detail the points of disagreement. Purchaser and its accountants will provide Seller's accountants with full and complete access to the necessary books, records and working papers. Purchaser and Seller shall then instruct their respective accountants to seek to resolve the points of disagreement and agree upon the actual Net Working Capital Amount. If either (i) Seller agrees with Purchaser's accountants' calculation of the actual Net Working Capital Amount or (ii) Purchaser's accountants and Seller's accountants agree upon the same (with such further adjustments as they may agree upon) within twenty (20) business days of the Receipt Date, the amount so agreed upon shall be the actual Net Working Capital Amount. If Purchaser's and Seller's accountants do not agree

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upon the actual Net Working Capital Amount pursuant to the procedures set forth above, Purchaser's and Seller's accountants shall jointly select from the "Big Five" accounting firms a firm of independent public accountants which has not performed any services since January 1, 1996 for either Purchaser or Seller or their respective affiliates, to act as an arbitrator (the "Arbitrator") to determine the actual Net Working Capital Amount. All determinations made by the Arbitrator shall be final, conclusive and binding with respect to the actual Net Working Capital Amount. Fees and expenses of the Arbitrator shall be shared equally by Purchaser and Seller. To the extent that the actual Net Working Capital Amount (determined in accordance with the procedure set forth in this Section 1.4 ), is greater than the Estimated Net Working Capital Amount, Purchaser shall pay to Seller within one (1) business day of the date of such determination the amount of such excess, together with interest thereon at the rate of 8% per annum from the Closing Date to the date of payment, by wire transfer of immediately available funds to an account designated in writing for such purpose by Seller within two (2) business days prior to the Closing Date. To the extent that the Estimated Net Working Capital Amount is greater than the actual Net Working Capital Amount (determined in accordance with the procedure set forth in this Section 1.4), Seller shall pay to Purchaser within one (1) business day of the date of such determination the amount of such excess, together with interest thereon at the rate of 8% per annum from the Closing Date to the date of payment, by wire transfer of immediately available funds to an account designated in writing for such purpose by Purchaser within two (2) business days prior to the Closing Date.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Purchaser as follows:

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         2.1 CORPORATE EXISTENCE AND QUALIFICATION OF THE COMPANY; BUSINESS OF
THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York , and has full corporate power and authority to own its properties and to conduct its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the financial condition, the results of operations, the business, properties, assets or liabilities of the Company (a "Material Adverse Effect"). Seller has delivered to Purchaser true, correct and complete copies of the Certificate of Incorporation and the Bylaws of the Company.

         2.2 NO CONFLICTS. The execution, delivery and performance by Seller of this Agreement, the consummation of the transactions contemplated hereby and compliance by Seller with the terms hereof will not (a) violate, conflict with, cause an event of default under, give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company under, or result in the creation or imposition of any lien, mortgage, security interest, charge, encumbrance or restriction (a "Lien") on any asset of the Company or on the Stock under any agreement, instrument, license, franchise, judgment, order, law, rule or regulation by which Seller or the Company is bound or to which the Company's property is subject, except as will not have a Material Adverse Effect on the Company, or (b) violate or conflict with the Certificate of Incorporation or Bylaws of the Company.

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         2.3 GOVERNMENTAL AUTHORIZATIONS. Except as set forth on SCHEDULE 2.3, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby by Seller do not require any action by or in respect of, or filing with, any court, arbitrator, administrative agency or commission or governmental body, agency, official or authority, domestic or foreign (a "Governmental Entity") except for (a) such as have been or will be taken or made prior to the Closing and (b) those, the absence of which would not materially impair or delay the ability of Seller to consummate the transactions contemplated hereby.

         2.4 CAPITALIZATION. The authorized capital stock of the Company consists solely of two hundred (200) shares of common stock, without par value (the "Common Stock"), of which fifty (50) shares are issued and outstanding (the "Issued Stock"). All outstanding shares of Issued Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Issued Stock was not issued in violation of any federal or state securities law or any other legal requirement. Other than this Agreement, there are no outstanding subscriptions, rights, options, warrants, conversion rights, agreements or other claims for the purchase or acquisition from the Company or any stockholder of the Company of any shares of Common Stock or any other securities of the Company or obligating the Company to issue, repurchase or otherwise acquire any shares of Common Stock or any other securities of the Company or any securities convertible into, exercisable or exchangeable for, or otherwise entitling the holder to acquire any shares of Common Stock or any other securities of the Company.

         2.5 RIGHT TO TRANSFER. Seller now has, and will have at Closing, good and valid legal title to the Stock and full legal right and power to transfer and deliver to

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Purchaser the Stock in the manner provided in this Agreement, and upon delivery of the Stock against payment therefor pursuant to the terms of this Agreement, Purchaser will receive good and valid legal title thereto and full beneficial ownership thereof, free and clear of all Liens, restrictions, encumbrances and rights of others of any kind other than those created or permitted by Purchaser.

         2.6 BINDING EFFECT. Seller has full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and will not require the approval of any other party. Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other similar laws relating to the enforcement of creditor's rights generally, the availability of equitable remedies and to general equity principles.

         2.7 OTHER EQUITY INTERESTS. Except as set forth on SCHEDULE 2.7 hereto, the Company does not have any direct or indirect equity interest in any other corporation, partnership, joint venture, limited liability company or other entity or any commitment to acquire any such equity interest.

         2.8 FINANCIAL STATEMENTS, BOOKS AND RECORDS AND ACCOUNTS RECEIVABLE.

                  (a) Except as set forth on SCHEDULE 2.8(a), the audited balance sheets of the Company as of December 31, 1997 and 1996 (the "December Balance Sheets")

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and the unaudited balance sheet of the Company as of November 30, 1998 annexed hereto as SCHEDULE 2.8(a) (collectively the "Balance Sheets") have been prepared from the books and records of the Company and present fairly in all material respects the financial position of the Company as of the respective dates thereof in conformity with generally accepted accounting principles ("GAAP"), and include all adjustments required for a fair presentation.

                  (b) Except as set forth on SCHEDULE 2.8(b), the audited statements of income, stockholders' equity and cash flows of the Company for each of the three years in the period ended December 31, 1997 (collectively, the "December Income Statements"), and the unaudited statements of income, stockholders' equity and cash flows for the Company for the eleven months ended November 30, 1998 annexed hereto as SCHEDULE 2.8(B) (except for the unaudited statement of cash flows for the Company for the eleven months ended November 30, 1998 which is not annexed hereto but which will be delivered to Purchaser within ten (10) days of the date hereof) (collectively, with the December Income Statements, the "Income Statements" and, together with the Balance Sheets, the "Financial Statements") have been prepared from the books and records of the Company and present fairly in all material respects the results of operations of the Company for the periods covered thereby in conformity with GAAP, and include all adjustments required for a fair presentation.

                  (c) The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Purchaser by Seller, are true, correct and complete in all material respects and have been maintained in accordance with sound business practices. Except as set forth on SCHEDULE 2.8(c), the minute books of the Company contain true, correct and complete records of all meetings of, and corporate actions taken by, the stockholders, the Board of Directors,

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and committees of the Board of Directors of the Company, and no meeting of the stockholders, the Board of Directors or any committee of the Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.

         2.9 TAX MATTERS. Except as set forth on SCHEDULE 2.9, the Company has duly and timely filed or caused to be filed (and prior to the Closing Date, will duly and timely file or cause to be filed) all federal income tax returns and all returns and reports and declarations of other material Taxes (as defined below) ("Returns") required by applicable law to be filed on or before the Closing Date and, to the knowledge of Seller, such Returns filed prior to the date hereof were (and such Returns filed hereafter will be) true, correct and complete in all material respects when filed. The Company has timely paid or, where payment is not required to be made, has made adequate provision for (or, with respect to liabilities for Taxes arising after the date hereof, will pay or make adequate provision for) all Taxes shown to be due on such Returns. The Company has furnished or made available (and will, prior to the Closing Date, furnish or make available) to Purchaser (or its representatives) complete and correct copies of all Returns of Taxes requested by Purchaser to be furnished or made available. The reserves and provisions for Taxes reflected in the Financial Statements of the Company are (or will be) adequate for all periods throughout the Closing Date (treating for this purpose the Closing Date as if it were the last day of a taxable period) as determined in accordance with generally accepted accounting principles. Except as set forth on SCHEDULE 2.9: (i) all Returns (including any amendments to date) have been prepared and filed in good faith, (ii) all deficiencies asserted or assessments made or actions, suits, proceedings, or legal claims instituted by any governmental authority concerning federal income Taxes or other material Taxes of the Company have been fully paid or

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finally settled, (iii) there is no audit or other investigation by any governmental authority pending as of the date hereof concerning federal income Taxes or other material Taxes of the Company, (iv) the Company does not have any outstanding agreement or waiver extending the applicable statutory periods of limitation on the assessment of federal, state or foreign income Taxes, and the Returns of such Taxes have been audited (and any adjustments proposed as a result of any audit have been paid, settled or determined) or the generally applicable statute of limitations (including any extensions thereof) has expired, for all periods through December 31, 1994, (v) no election under
Section 341(f) of the Internal Revenue Code of 1986, as amended from time to time (the "Code") has been or, prior to the Closing Date, shall be made to treat the Company as a consenting corporation, as defined therein, (vi) there are no Liens for federal income Taxes or other material taxes upon the assets of the Company except for Liens for current Taxes not yet due or delinquent, (vii) the Company has no material unsatisfied obligation to withhold under Section 1445 of the Code, and (viii) the Company is not a party to any agreement, contract or arrangement that would result separately, or in the aggregate, in payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

         The Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 for more than ten years. Seller is, and has always been, for all periods prior to the Closing Date, a validly electing "qualified subchapter S trust," within the meaning of Code Section 1361(d)(3). The Company has never been a member of an "affiliated group," within the meaning of Code Section 1504(a), or other unitary or combined group of corporations. The Company has never indemnified any person for Taxes or entered into any tax sharing agreement. The Company has paid all sales, employment or other withholding taxes owed, except for amounts not yet due, but which are reflected on the books and records of the Company.

                  For purposes of the preceding paragraph the term "Taxes" means all net income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, licenses, withholding, payroll, employment, excise, severance, stamp, occupation, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts imposed by any governmental authority, whether domestic or foreign.

         2.10 LEGAL PROCEEDINGS. SCHEDULE 2.10 sets forth a true, correct and complete list of all pending claims, suits, actions, arbitrations, legal, administrative or other proceedings, or, to the knowledge of Seller, governmental investigations, to which the Company is a party or which, to Seller's knowledge, are specifically applicable to the Company or any of its properties, assets, operations or business or any of the transactions contemplated by this Agreement. To Seller's knowledge, (i) no claim, suit, action, arbitration, proceeding or investigation of the nature or relating to the matters described in the preceding sentence has been threatened and (ii) there is no basis for any suit, action, arbitration, proceeding or investigation of such nature or relating to such matters which could have a Material Adverse Effect. Except as described on SCHEDULE 2.10 hereto, the Company is not in default under any judgment, order, writ, injunction or decree of any Governmental Entity specifically applicable to the Company or any of its properties, assets, operations or business, and there is no such judgment, order, writ, injunction or decree of any kind in effect enjoining or restraining the Company or any director or officer (in such capacity) of the Company from taking any action of any kind.

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         2.11 LICENSES, APPROVALS, OTHER AUTHORIZATIONS. The Company possesses or has been granted all material governmental licenses, permits, approvals, franchises, registrations and other authorizations of any Governmental Entity which are required to conduct its business substantially as such business is presently being conducted (the "Licenses"). All of the Licenses are in full force and effect, and no proceeding is pending, or to the knowledge of Seller threatened, seeking the revocation or limitation of any such License.

         2.12    LABOR AND EMPLOYEE BENEFIT MATTERS.

                  (a) SCHEDULE 2.12 contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other employee benefit plan, welfare plan, program, agreement, policy or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that, together with the Company would be deemed a "single employer" within the meaning of Section 4001(a)(14) of ERISA, within six years prior to the Closing Date (the "Plans").

                  (b) With respect to each Plan, Seller has caused to be delivered to Purchaser, or will deliver to Purchaser within ten (10) days of the date hereof, true and complete copies of (i) the Plan documents, if any (including all amendments thereto), as currently constituted on the date hereof,
(ii) the annual reports and actuarial reports for the last three years, (iii) the most recent Summary Plan Description and Summary of Material modifications, if applicable, and all material employee communications for each plan, (iv) any trust or other funding agreement (including all amendments thereto)

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relating thereto as in effect on the date hereof and the latest financial statements thereof and (v) with respect to each Plan that is intended to be qualified under Section 401 of the Code, the most recent determination letter received from the Internal Revenue Service.

                  (c) Except as disclosed on SCHEDULE 2.12, neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan, other than as required by the Code, ERISA or regulations or other requirements of the Internal Revenue Service or the Department of Labor issued thereunder.

                  (d) Except as disclosed on SCHEDULE 2.12, neither the Company nor any ERISA Affiliate maintains or contributes to or has ever maintained or contributed to or has any liability to or under any Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                  (e) Neither the Company nor any ERISA Affiliate is, or has ever been, obligated to make contributions to or is, or has ever been, otherwise subject to a "multiemployer plan" as defined in Section 3(37) of ERISA.

                  (f) To Seller's knowledge, no prohibited transaction, as described in Section 406 of ERISA, has occurred with respect to any Plan and no tax has been imposed pursuant to Sections 4975 or 4976 of the Code. Nor has there been any breach of duty under ERISA or other applicable law which could result, directly or indirectly, in any taxes, penalties or other liability to the Company or any ERISA Affiliate.

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                  (g) Full payment has been made of all amounts which the
Company or any ERISA Affiliate is required to pay to each Plan through the date hereof and all amounts properly accrued through the Closing Date with respect to any Plan will be properly recorded in the financial statements of the Company.

                  (h) To Seller's knowledge, each Plan has been operated and administered in all material respects in accordance with applicable laws. The Company knows of no pending, threatened or anticipated claims, litigation, arbitration or governmental investigation with respect to any Plan. To Seller's knowledge, each Plan which is intended to be qualified within the meaning of
Section 401(a) of the Code is so qualified and has been qualified from the effective date of such Plan through the Closing Date..

                  (i) Except for payments made pursuant to any arrangement, plan, contract or trust which is disclosed on SCHEDULE 2.12, no Plan provides benefits with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service, except as otherwise required by law.

                  (j) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no material liability of the Company or any ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

         2.13 COMPLIANCE WITH LAWS. The conduct of the Business complies in all material respects with (a) all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto and all Licenses and (b) the Certificate of Incorporation and Bylaws of the Company. Except as set forth on
SCHEDULE 2.13, the Company has not received notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order, decree or License applicable thereto or to its properties from any Governmental Entity or other person and Seller has no knowledge of any such material violation.

         2.14 INSURANCE. The Company maintains insurance policies with insurers, in such amounts and against such risks of the Company as are customary, reasonable and appropriate for its business and its assets and which are consistent with prudent industry practice. The Company is included as an insured party under such policies, with full rights as loss payee (provided that certain policies designate certain persons or entities as additional insureds).
SCHEDULE 2.14 lists and describes briefly all policies of liability, theft, fire, title, workers' compensation and other forms of insurance and surety bonds insuring the Company or the employees, properties, assets and business of the Company. All policies listed in SCHEDULE 2.14 are in full force and effect; no such policy or the future proceeds thereof has been assigned to any other person (provided that certain policies designate certain persons or entities as additional insureds); and all premiums and other payments due under or on account of any such policy have been paid except where the failure to make such payment would not result in the termination of any such policy.

         2.15 CONTRACTS. Except as set forth on SCHEDULE 2.15, the Company is not a party to any: (i) agreement which restricts the ability of any officer, director or employee

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of the Company to compete with the Company; (ii) contract, plan or arrangement, including but not limited to plans relating to pension, retirement, deferred compensation or incentive compensation, to which any of the directors or officers of the Company is a party or in which any of such directors or officers participates, except for such contracts, plans or arrangements as are available to salaried employees generally at one or more locations of the Company; (iii) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money in excess of $50,000 by the Company; or (iv) other agreement (other than contracts for the purchase or sale of goods or services) which (A) is not terminable by the Company on ninety or fewer days' notice at any time without penalty, (B) has a remaining term, as of the date of this Agreement, of over one year in length of obligation on the part of the Company and (C) involves the receipt or payment by the Company, subsequent to the date of this Agreement, of more than $100,000. The Company has delivered or otherwise made available to Purchaser true and correct copies of all of the agreements set forth on SCHEDULE 2.15. SCHEDULE 2.15 sets forth a true and correct summary of all amounts that would be payable upon the termination of employment by the Company to the non-officer employees of the Company pursuant to the Company's existing severance policy (the "Severance Policy"). There is not, under any of the agreements or other obligations specified on SCHEDULE 2.15, any event of default or event which, with or without notice or lapse of time or both, would constitute an event of default on the part of the Company except where such event of default would not have a Material Adverse Effect.

         2.16 ENVIRONMENTAL COMPLIANCE.

                  (a) Except as set forth in SCHEDULE 2.16, to the knowledge of Seller,

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the Company is in material compliance with all applicable Environmental Laws except for Environmental Laws which, if not complied with, would not have a Material Adverse Effect. Except as set forth in SCHEDULE 2.16, the Company has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in such full compliance.

                  (b) Except as disclosed on SCHEDULE 2.16, there is no material Environmental Claim pending or, to Seller's knowledge, threatened against the Company.

                  (c) "Environmental Claim" means any notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment of, any Materials of Environmental Concern at any location, whether or not owned by the Company or (ii) circumstances forming the basis of any violations, or alleged violation, of any Environmental Laws.

                  (d) "Environmental laws" means all federal, state, local and foreign laws and regulations relating to pollution or the protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of

Environmental Concern.

                  (e) "Materials of Environmental Concern" means chemicals, biologicals, pollutants, contaminants, wastes (including without limitation medical waste products), toxic substances, radioactive substances, petroleum and petroleum products.

         2.17 PROPERTIES. Except as disclosed on SCHEDULE 2.17 and except for property and assets sold since December 31, 1997 in the ordinary course of business consistent with past practice, the Company has good title to, or in the case of leased property valid leasehold interests in, all personal property and assets (whether tangible or intangible) reflected on the December Balance Sheets or acquired after December 31, 1997. The Company has good and marketable fee title to, or in the case of leased real property has valid leasehold interests in, all real property reflected on the December Balance Sheets or acquired after December 31, 1997 and none of such property or assets (whether real or personal) is subject to any Liens, except Liens for Taxes not yet due. The buildings, plants, structures, fixtures and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, fixtures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance or repairs that are not material in cost or nature. SCHEDULE
2.17 sets forth a true, correct and complete list of all of the real property interests owned or leased by the Company. The Company has the legal right to possess and quietly enjoy such real property and has received no notice from any person asserting any claim or right inconsistent therewith. All of such real property is zoned for the purposes for which it is currently being used, and, the Company has legal and valid occupancy permits and other required licenses or governmental approvals for all of such real property and the uses being made thereof. None of the foregoing real property is located in a flood zone as designated by the U.S. Department of Housing and Urban Development or is the subject of any pending, or to the knowledge of Seller threatened, condemnation or eminent domain proceeding.

         2.18 INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 2.18 sets forth a true, correct and complete list of all trademarks, trademark registrations, service marks, service mark registrations, trade names, company names, patents, design patents, copyright registrations and copyrights and pending applications therefor, in each case which are owned by the Company or used in or required for the business of the Company as currently being conducted (collectively, the "Intellectual Property Rights"). Except as disclosed on SCHEDULE 2.18, the Company is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Lien) the Intellectual Property Rights described on SCHEDULE 2.18 and has sole and exclusive rights, without being contractually obligated to pay any compensation to any third party in respect thereof, to the use thereof or the material covered thereby in connection with its business. Except as set forth on
SCHEDULE 2.18, the Company has not granted any licenses or other rights to the Intellectual Property Rights to any other person and no other person has granted to the Company any licenses or other rights to the Intellectual Property Rights. The Company has delivered or otherwise made available to Purchaser true and correct copies of each such license or other agreement. Each such license granted to the Company is valid and binding and the intellectual property used by the Company pursuant to such license will be available to the Company on terms and conditions after the Closing which are identical to the terms and conditions in force prior to the Closing. Except as set forth on

SCHEDULE 2.18, the Company is not aware of any breach under any such license agreement which could have a Material Adverse Effect. Except as set forth on
SCHEDULE 2.18, there are no interferences, oppositions, cancellations or other contested proceedings pending, or to the knowledge of Seller threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Federal, state or local court or before any Governmental Entity, relating to any registration, grant, license or pending application with respect to any Intellectual Property Rights.

                  (b) Except as set forth on SCHEDULE 2.18, (i) the Company has not been sued or charged or been a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any Intellectual Property Rights, (ii) there are no other claims that the Company is infringing any existing patent, trademark or copyright or any basis for any such claim, without regard to whether any such patent, trademark or copyright is ultimately found to be valid, (iii) to the knowledge of Seller, there are no continuing infringements by any other person or persons of the Intellectual Property Rights and (iv) to the knowledge of Seller, the use of the Intellectual Property Rights in connection with the business of the Company, as currently being conducted, does not infringe the patent, trademark, copyright or any other right of any third party.

         2.19 BANK ACCOUNTS. SCHEDULE 2.19 sets forth a true, correct and complete list of each bank at which the Company has an account or safe deposit box and the address of each such bank, the number of such account or box and the name of each individual authorized to draw on or have access thereto.

         2.20 ABSENCE OF CERTAIN CHANGES. Since December 31, 1997, except as set forth on SCHEDULE 2.20, the Company has conducted its business in the ordinary course and maintained its records and books of account in reasonable detail which accurately and fairly reflect the transactions of the Company in all material respects. Since December 31, 1997 there has not been, except as disclosed on
SCHEDULE 2.20:

                  (a) Any adverse change in the nature of the Company's business, the results of the Company's operations, the Company's assets, the Company's financial condition, or the manner of conducting the Company's business, other than immaterial changes in the ordinary course of business;

                  (b) Any damage, destruction or casualty loss (whether or not covered by insurance) adversely affecting the Company's business, the results of operations, the assets or the financial condition of the Company or its ability to carry on its operations substantially as presently conducted;

                  (c) Any declaration, setting aside or payment of dividends or other distributions in respect of the Stock;

                  (d) Any entering into of any employment agreement, or any increase in the compensation payable, or to become payable, by the Company to any of its officers, employees, agents or consultants over the rates payable at December 31, 1997, except for increases in the ordinary course of business;

                  (e) Any issuance of securities of the Company, including options, warrants or other agreements evidencing or requiring such issuance;

                  (f) Any amendment or termination of, default by the Company or, to the knowledge of Seller, default by any other party under, any material contract, agreement or license to which the Company is a party;

                  (g) Any material labor dispute or collective labor negotiation involving the Company;

                  (h) Any discharge or satisfaction of any Lien, encumbrance, obligation or liability (accrued, absolute, fixed or contingent) of the Company except in the ordinary course of business;

                  (i) Incurrence by the Company of any obligation or liability (accrued, absolute, fixed or contingent) except current liabilities incurred, and obligations entered into, in the ordinary course of business and consistent with prior practice;

                  (j) Institution of any severance, retirement, bonus, stock option, profit sharing pension plan or similar agreement or arrangement or material changes made in any such existing plans or agreement or arrangement of the Company, other than severance or bonus arrangements with employees of the Company entered into in the ordinary course of business consistent with past practices or as otherwise specifically contemplated hereby;

                  (k) Announcement or initiation of any general increase in compensation, bonus, insurance or employee benefits involving employees or consultants of the Company;

                  (l) Sale or disposition (other than inventory in the ordinary course of business), or lease of any property of the Company or mortgage, pledge, or grant an imposition of any Lien on any asset or property of the Company; or

                  (m) Any amendment to the Certificate of Incorporation or bylaws of the Company.

         2.21 FINDER'S FEES. Except as set forth on SCHEDULE 2.21, there is no investment banker, broker, finder or other intermediary which has been retained by Seller or the Company or is authorized to act on behalf of Seller or the Company who would have a claim to any fee or commission from the Company, Seller or Purchaser or any of their respective affiliates in connection with the transactions contemplated by this Agreement.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

         3.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite corporate power and authority to perform its obligations under this Agreement.

         3.2 DUE AUTHORIZATION, ENFORCEABILITY AND NO CONFLICTS. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on behalf of Purchaser. Assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the enforcement of creditors' rights generally, the availability of equitable remedies and to general equity principles. The execution, delivery and performance by Purchaser of this Agreement, the consummation of the transactions contemplated hereby and compliance by Purchaser with the terms hereof will not violate, conflict with, cause an event of default under, give rise to a right of termination, cancellation or acceleration of any right or obligation of Purchaser under, or result in the creation or imposition of any Lien on any asset of Purchaser under, any agreement, license, franchise, instrument, judgment, order, law, rule or regulation by which Purchaser is bound or to which any of Purchaser's properties is subject, except where such violation, conflict, event of default or right of termination, cancellation or acceleration would not affect or delay the ability of Purchaser to consummate the transactions contemplated hereby.

         3.3 GOVERNMENTAL AUTHORIZATIONS. Except as set forth on SCHEDULE 3.3, the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby by Purchaser do not require any action by or in respect of, or filing with, any Governmental Entity, except
(a) such as have been or will be taken or made prior to the Closing and (b) those, the absence of which would not materially impair or delay the ability of Purchaser to consummate the transactions contemplated hereby.

         3.4 FINDER'S FEES. Except as set forth on SCHEDULE 3.4, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who would have a claim to any fee or commission from the Company, Seller, or Purchaser or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

         3.5 LITIGATION. There are no actions, suits, proceedings, arbitrations or investigations, either at law or in equity, or before any Governmental Entity, of any kind now pending or, to the knowledge of Purchaser, threatened against Purchaser which could impair or delay the ability of Purchaser to consummate the transactions contemplated hereby.

         3.6 INVESTMENT REPRESENTATION. Purchaser is acquiring the Stock for its own account for the purpose of investment and not with a view to the distribution thereof. Purchaser acknowledges that the sale of the Stock has not been registered under the Securities Act of 1933, as amended, or under any state or foreign securities laws (together, "Securities Laws") and that the Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under applicable Securities Laws, pursuant to an exemption therefrom or in a transaction not subject thereto.


                                   ARTICLE IV

                                    COVENANTS

         4.1 COVENANTS OF SELLER RELATING TO CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the Closing or the earlier termination of this Agreement, Seller agrees that, unless otherwise consented to in writing by Purchaser;

                  (a) ORDINARY COURSE. Seller shall cause the Company to conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing:

                          (i) Seller shall cause the Company to maintain the
                  business records of the Company in substantially the same manner as presently maintained and use all reasonable efforts to preserve intact the present business organizations of the Company;

                         (ii) Seller shall, and shall cause the Company to, use
                  reasonable commercial efforts to keep available the services of employees, consultants and independent contractors to the extent necessary to carry on the operations of the Company as currently conducted, and shall not change the compensation of any such employee, consultant or independent contractor, except changes (a) in the ordinary course of business and consistent with past practice, or (b) pursuant to the extension of the duration of the agreements listed on SCHEDULE 4.1(a)(ii) (the "Additional Severance Agreements"); and

                        (iii) Seller shall, and shall cause the Company to, use
                  reasonable commercial efforts to preserve the relationships of the Company with customers, suppliers and others having business dealings with the Company as of the date hereof;

                         (iv) Seller shall cause the Company not to issue any
                  shares of
                  its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, grant, confer or award any option, warrant, conversion right or other right to acquire any shares of its capital stock, or adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or to the extent required by law;

                          (v) Seller shall cause the Company not to enter into
                  any contract, equipment lease, licence, or sublicense (or series of related contracts, equipment leases, licenses or sublicenses) or any renewal thereof except, in each case, in the ordinary course of business consistent with past practice;

                         (vi) Seller shall cause the Company not to enter into
                  any real estate contract, real estate lease or real estate sublease;

                        (vii) except for borrowings in the ordinary course of
                  business under lines of credit existing as of the date hereof, Seller shall cause the Company not to issue, incur or amend the terms of any indebtedness for borrowed money or guarantee any such indebtedness;

                       (viii) Seller shall cause the Company not to make any
                  capital expenditures or acquisitions;

                         (ix) Seller shall cause the Company not to make any
                  capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans and acquisitions) except, in each case, in the ordinary course of business;

                          (x) other than in the ordinary course of business
                  consistent with past practice, Seller shall cause the Company not to transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its property or assets;

                         (xi) Except as set forth on SCHEDULE 4.1(a)(xii),
                  Seller shall cause the Company not to grant any license or sublicense of any rights under or with respect to any of its existing or pending patents, trademarks, trade names, service marks, copyrights, software or trade secrets or modify the terms of any existing such license or sublicense;

                        (xii) Seller shall cause the Company not to enter into
                  any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement;

                       (xiii) Seller shall cause the Company not to pay,
                  discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of liabilities or obligations, in each case, arising in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect as of the date hereof;

                        (xiv) Seller shall cause the Company not to voluntarily
                  grant its consent to any assignment of the Agreements (or sublicenses granted thereunder) between the Company and each of Salant Corporation ("Salant"), Davco Industries, Inc. ("Davco") or Europe Craft Imports, Inc. ("ECI") or to any change in control involving any of Salant, Davco or ECI, in each case without the prior consent of Purchaser; and

                         (xv) Seller shall not cause the Company to commit to
                  do any of the foregoing.

                  (b) EXCLUSIVITY. Seller shall not, nor shall Seller authorize or permit the Company or any of the Company's officers, directors or employees or any investment banker, attorney, accountant or other representative retained by Seller or the Company to, solicit or encourage (including by way of furnishing information), or maintain discussions or negotiations, or take any other action to facilitate, any inquiries or the making of any proposal, relating to the sale, transfer or disposal of the Stock or the assets of the Company (other than inventory sold to customers in the ordinary course of business consistent with past practice), other than in connection with the transactions contemplated by this Agreement ; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent Seller or the Company from engaging in any discussions or negotiations or providing any information, in response to a BONA FIDE written acquisition proposal received after the date hereof that was not solicited by Seller or the Company after the date hereof if and only to the extent that Seller concludes in good faith (after consultation with its financial advisor) that such acquisition proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal, and would, if consummated, result in a transaction in which the aggregate value of the consideration is not less than $2,000,000 greater than the Purchase Price (any such more favorable acquisition proposal being referred to in this Agreement as a "Superior Proposal"). Seller shall promptly advise Purchaser orally and in writing of any such discussions, inquiries or proposals.

         4.2 ACCESS TO INFORMATION. Seller shall cause the Company to provide Purchaser all financial and tax information and financial statements and tax returns related to the Company, make available to Purchaser and its agents and representatives such other contracts, leases, documents, books, records and other information relating to the legal and business affairs and financial condition of the Company, and make available to Purchaser such personnel, agents and representatives of the Company, as shall be reasonably requested from time to time by Purchaser in order for Purchaser to complete its investigation of the Company. The confidentiality agreements listed on SCHEDULE 4.2 hereto shall remain in full force and effect until the Closing and shall survive any termination of this Agreement.

         4.3 LEGAL CONDITIONS TO CLOSING. Each of Purchaser and Seller will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Closing.

         4.4 THIRD PARTY CONSENTS. Seller shall use commercially reasonable efforts to obtain all consents from third parties which are required for the transfer of the Stock or the operation of the Company's business after the Closing.
         4.5 HART-SCOTT-RODINO. Seller and Purchaser shall, as soon as practicable after the date hereof, file Notification and Report Forms under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976 (the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documents.

         4.6 MAINTENANCE OF PRESTIGE OF PERRY ELLIS TRADEMARK. Purchaser acknowledges that upon establishing the PEI Trust, Perry Ellis asked Seller to consider carefully that the business carried on by the Company was his personal creation and represented an artistic statement and style about which he cared deeply. Purchaser covenants that it will maintain the reputation of the "Perry Ellis" trademark and related marks as high-image marks and will use commercially reasonable efforts to sell high-quality products consistent with a prestigious mark primarily to boutiques, specialty shops and better department stores.

         4.7 BONUS AND SEVERANCE PAYMENTS. It is understood and agreed that the Company shall be solely responsible for (i) the payment of all amounts due under the Additional Severance Agreements and all bonuses and other payments due to the Company's President and Chief Executive Officer in connection with the consummation of the transactions contemplated hereby and (ii) the payment of all severance and other amounts due to the other employees of the Company pursuant to arrangements in effect on the date hereof, as set forth on SCHEDULE 2.15, including, but not limited to the Severance Policy.

         4.8 COBRA. On and after the Closing Date, Purchaser shall be responsible for providing health care continuation coverage, and any notices related thereto, as required by Section 4980B of the Code and regulations thereunder, to employees and former employees (and their spouses and dependents) of the Company who were covered by the Company's health plan prior to the Closing and who lose or have lost health care coverage.

         4.9     TAX MATTERS.

                  (a) The Company shall prepare and file any required Return for any taxable period ending on or before the Closing Date and that is due on or before the Closing Date. Purchaser shall cause the Company to prepare and file all required Returns due after the Closing Date; provided, however, any such Return that relates to a period ending on or prior to the Closing Date shall not be filed without the review and consent of Seller.

                  (b) Each of Purchaser and Seller, at no cost to the other, shall (i) furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance (including making available personnel familiar with such matters) relating to the Company as is reasonably necessary for the preparation and filing of any Return, report, statement or for the preparation for any audit and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustments of Taxes and (ii) use their best reasonable efforts, upon request, to obtain any certificate or other document from any taxing authority, customer of the Company or any other person as may be necessary to mitigate, reduce or eliminate any Taxes that would otherwise be imposed with respect to the Company. Unless required by any taxing authority, Purchaser shall not file any amended tax return with respect to any returns of the Company which were filed before the Closing Date without the consent of Seller.

                  (c) If a claim shall be made by any taxing authority which, if successful, would result in an indemnity payment by Seller or an additional payment of Taxes by Seller (a "Tax Claim"), or if an audit or administrative proceeding is commenced by any taxing authority with respect to Taxes that could give rise to a Tax Claim (a "Tax Audit"), Seller shall have the right, at its option, upon timely notice to Purchaser, to assume and control the conduct of any such Tax Audit and the defense of any suit, action or proceeding with respect to any such Tax Claim at its own expense and with its own counsel (without prejudice to the right of Purchaser to participate at its own expense through counsel of its own choosing). If Seller has indemnification or payment responsibility for less than all of the Taxes which are the subject of the Tax Audit or Tax Claim, Seller and Purchaser shall jointly control the conduct of such Tax Audit or Tax Claim, each acting in good faith. Purchaser and Seller shall cooperate in the defense of any Tax Audit or Tax Claim as provided herein, and each shall keep the other informed of all material developments and events relating to such Tax Audit or Tax Claim, and shall consider in good faith all requests made by the other in connection with the contest.

                  (d) In any case in which Seller is entitled to and elects to control the contest, as provided above, Seller, at its sole option may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority with respect to any Tax Claim; may, at its sole option, either pay the Taxes claimed and sue for a refund where applicable law permits such refund suits, or may contest the Tax Claim in any permissible manner, and prosecute such contest to a determination in court of initial jurisdiction, and to determination in an appellate court, and may settle the Tax Claim at any stage in the judicial process; provided, however, that Seller may not do so without the consent of Purchaser, which consent may not be unreasonably withheld.

                                    ARTICLE V

                            CONDITIONS TO OBLIGATIONS

         5.1 CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to sell the Stock pursuant to the provisions of this Agreement shall be subject to the satisfaction at or before the Closing of the following conditions, which may be waived (to the extent legally permitted) by Seller:

                  (a) Purchaser shall have performed and complied in all material respects with its covenants and agreements contained herein and Seller shall have received a certificate to this effect from an executive officer of Purchaser;

                  (b) The representations and warranties of Purchaser contained in Article III of this Agreement shall be true, correct and complete in all respects (in the case of any representation or warranty containing a materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Closing Date as if made at and as of such date, and Seller shall have received a certificate to this effect from an executive officer of Purchaser;

                  (c) All necessary approvals, consents and releases shall have been obtained from any Governmental Entity whose approval, consent or release is necessary for the consummation of the transactions contemplated hereby;

                  (d) Seller shall have received the opinion of Broad and Cassel, counsel to Purchaser, contemplated by Section 1.3(a)(iii) hereof; and

                  (e) The waiting period applicable to the consummation of the purchase of the Stock by Purchaser under the HSR Act shall have expired or been earlier terminated.

         5.2 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to purchase the Stock from Seller pursuant to the provisions of this Agreement shall be subject to the satisfaction at or before the Closing of the following conditions, which may be waived (to the extent legally permitted) by Purchaser:

                  (a) Seller shall have performed and complied in all material respects with its covenants and agreements contained herein; provided, however, that any change in the business relationship between the Company and Salant, Davco or ECI arising as a result of the activities referred to in Section 4.1(a)(xiv) hereof shall not be deemed to be a breach of any of the covenants of Seller contained herein, and Purchaser shall have received a certificate to this effect from Seller;

                  (b) The representations and warranties of Seller contained in Article ll of this Agreement shall be true, correct and complete in all respects (in the case of any representation or warranty containing a materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Closing Date as if made as of such date; provided, however, that any change in the business relationship between the Company and

Salant, Davco or ECI arising as a result of the activities referred to in
Section 4.1(a)(xiv) hereof shall not be deemed to be a breach of any of the representations and warranties of Seller in Article II of this Agreement, and Purchaser shall have received a certificate to this effect from Seller;

                  (c) Purchaser shall have received the opinion of Patterson, Belknap, Webb & Tyler LLP, counsel to the Seller, contemplated by Section 1.3(b)(iii) hereof;

                  (d) All necessary approvals, consents and releases shall have been obtained from any Governmental Entity whose approval, consent or release is necessary for the consummation of the transactions contemplated hereby; and

                  (e) The waiting period applicable to the consummation of the purchase of the Stock by Purchaser under the HSR Act shall have expired or been earlier terminated.

                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1 INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify Purchaser and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to defend and hold them harmless from, any loss, liability, claim, judgment, settlement, award, penalty, damage, cost or expense (including reasonable attorneys' fees and expenses) (a "Loss"), as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

                  (a) any breach (in the case of any representation or warranty containing a materiality qualification) or material breach (in the case of any representation or warranty without any materiality qualification) by Seller of any of its representations or warranties contained in this Agreement (including the Schedules hereto) or

                  (b) any material breach by Seller of any of its covenants or agreements contained in this Agreement,

PROVIDED, HOWEVER, that Seller shall not have any liability pursuant to clause
(a) of this Section 6.1 unless the aggregate of all Losses for which Seller would, but for this proviso, be liable, exceeds on a cumulative basis, One Hundred Thousand Dollars ($100,000), in which case Seller shall be liable for all Losses in excess thereof; PROVIDED, HOWEVER, that notwithstanding anything contained herein to the contrary, in the absence of fraud, the Seller's aggregate liability pursuant to this Section 6.1 shall not exceed $8,000,000.

         6.2 PROCEDURE FOR THIRD PARTY CLAIMS. (a) In order for Purchaser to be entitled to any indemnification provided for under this Article VI in respect of, arising out of or involving a claim made by any person not a party hereto (a "Third Party Claim"), Purchaser must notify Seller in writing of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Seller actually shall have been prejudiced as a result of such failure (except that Seller shall not be liable for any expenses incurred during the period in which Purchaser failed to give such notice). Thereafter, Purchaser shall deliver to Seller, within five business days' time after Purchaser's receipt thereof, copies of all notices and documents (including court papers) received by Purchaser relating to the Third Party Claim.

                  (b) If a Third Party Claim is made against Purchaser or the Company, Seller will be entitled to participate in the defense thereof and, if it chooses, to assume the defense thereof at its own cost and expense with counsel selected by Seller and reasonably satisfactory to Purchaser. Should Seller elect to assume the defense of a Third Party Claim, Seller will not be liable to Purchaser for any legal expenses subsequently incurred by Purchaser in connection with the defense thereof unless Purchaser shall have reasonably determined that there may be one or more defenses which are available to it which are different from or in addition to those available to Seller. If Seller assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, it being understood that Seller shall control such defense. Seller shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which Seller has not assumed the defense thereof (other than during any period in which Purchaser shall have failed to give notice of the Third Party Claim as provided above). If Seller chooses to defend or prosecute a Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon Seller's request) the provision to Seller of records and information which are reasonably relevant to such Third Party Claim, and making employees, consultants and independent contractors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to provide testimony. If Seller chooses to defend or prosecute any Third Party Claim, Seller shall not agree to any settlement, compromise or discharge of such Third Party Claim without the prior written consent of Purchaser, unless such settlement, compromise or discharge provides solely for monetary relief and the full and complete release of Purchaser is the result thereof. Whether or not Seller shall have assumed the defense of a Third Party Claim, Purchaser shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without Seller's prior written consent. If Seller does not elect to control or defend a Third Party Claim, or after so electing does not actively contest and defend the same in good faith, Purchaser shall be entitled to contest, defend and/or settle such Third Party Claim on such terms and with such counsel as Purchaser deems appropriate, with the consent of Seller which shall not be unreasonably withheld or delayed, and at the cost and expense of Seller.

                  6.3 INDEMNIFICATION BY PURCHASER. Purchaser hereby agrees to indemnify Seller and the Company and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to defend and hold them harmless from any and all legal fees and disbursements incurred in connection with any lawsuit, adversary proceeding, contested matter or other legal action or proceeding brought against any of them in connection with the Company's failure to grant its consent to the transactions described in
Section 4.1(a)(xiv) hereof (a "Consent Dispute"). In the event of a Consent Dispute, Seller must notify Purchaser in writing of the Consent Dispute; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Purchaser actually shall have been prejudiced as a result of such failure (except that Purchaser shall not be liable for any legal fees and disbursements incurred in connection with such Consent Dispute during the period in which Seller failed to give such notice). Seller shall be entitled to conduct and control the defense of the Consent Dispute with counsel selected by Seller and reasonably satisfactory to Purchaser, it being understood and agreed that the firm of Wachtell, Lipton, Rosen & Katz is reasonably acceptable to Purchaser for this purpose.

         6.4 EXCLUSIVITY OF REMEDIES. The remedies of any party hereto for breaches by another party of any representation, warranty, covenant or agreement hereunder, or otherwise arising out of any matter pertaining hereto, shall, in the absence of fraud, be limited to the right of indemnification provided in this Article VI, and, in the absence of fraud, such right of indemnification shall be exclusive of any and all other rights or remedies which might be available to a party upon the occurrence of any such breach or with respect to such other matter whether such other right or remedy would otherwise be available at law or in equity.


                                   ARTICLE VII

                                   TERMINATION

          7.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Purchaser, on the one hand, or Seller, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been cured or waived by the party adversely affected by such breach;

                  (b) (i) by Purchaser if any of the conditions in Section 5.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by Seller if any of the conditions in
Section 5.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                  (c) by mutual consent of Purchaser and Seller;

                  (d) by either Purchaser or Seller, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before 5:00 P.M. on April 5, 1999; or

                  (e) By Seller if (i) Seller has not willfully breached any of the terms of this Agreement in a manner resulting in failure of a condition set forth in Section 5.2(a) or 5.2(b), (ii) Seller approves entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Seller notifies Purchaser in writing that Seller wishes to enter into such agreement, (iii) Purchaser does not make, within five business days of receipt of Seller's written notification of Seller's desire to enter into a binding agreement for a Superior Proposal, an offer that Seller believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to Seller as the Superior Proposal, and that contains terms and conditions (other than with respect to type or amount of consideration) that do not differ materially from the terms and conditions of the proposed agreement for such Superior Proposal, (iv) Seller refunds to Purchaser, without interest, the Deposit, and (v) Seller pays to

Purchaser a fee in the amount of $1,000,000 simultaneously with delivery of notice of termination.

         7.2 EFFECT OF TERMINATION. Each party's right of termination under
Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate; PROVIDED, HOWEVER, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement shall survive the Closing for a period of six (6) months after the Closing Date.

         8.2 EXPENSES. Each party will pay all of its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

         8.3 INTERPRETATION. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. Whenever the words "included," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All accounting terms not defined in this Agreement shall have the meanings determined by GAAP.

         8.4 FURTHER ASSURANCES. Each of the parties hereto covenants and agrees to take any and all such further action and to execute, acknowledge and deliver such instruments, documents and agreements as any other party may reasonably request to effectuate, consummate or confirm the transactions contemplated hereby.

         8.5 AMENDMENT AND WAIVER. This Agreement may be amended only in a writing signed by Seller and Purchaser. Any provision of this Agreement may be waived by the party entitled to the benefit thereof only in a writing executed by the party against whom such waiver is sought to be enforced. No waiver shall be deemed a waiver of any other provision of this Agreement, and no waiver of a breach hereunder shall be deemed a waiver of any other or subsequent breach of this Agreement.

         8.6 NOTICE. All notices, demands and other communications to be given or delivered hereunder shall be in writing and will be deemed to have been given if personally delivered or sent by overnight courier (in each such case delivery will be effective upon receipt) to the addresses indicated below or to such other addresses as the parties may specify on notice as herein provided:

                  If to Purchaser, to:

                  Supreme International Corp.

                  3000 N.W. 107 Avenue
                  Miami, Florida  33172
                  Attention:  Mr. George Feldenkreis

                  and
                  Broad and Cassel
                  Miami Center
                  201 South Biscayne Boulevard
                  Suite 3000
                  Miami, Florida  33131
                  Attention:  Dale S. Bergman, Esq.

                  If to Seller, to:

                  Christopher C. Angell
                  Barbara Gallagher
                  Morgan Guaranty Trust Company
                  of New York, as Trustees of the PEI Trust created under Par. E of Article 3 of the Agreement dated November 19, 1985, as amended January 27, 1986

                  c/o Patterson, Belknap, Webb & Tyler LLP
                  1133 Avenue of the Americas
                  New York, New York  10036-6710

                  Attention: Christopher C. Angell, Esq.

         8.7 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors. Neither party may assign its rights or delegate its duties hereunder without the prior written consent of the other party, which consent may be granted, withheld or conditioned in the sole and absolute discretion of such other party.

         8.8 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.9 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.

         8.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which need not contain signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Signatures may be exchanged by telecopy, with original signatures to follow. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signatures of the other party to this Agreement.

         8.11 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law provisions thereof. Any legal action or proceeding with respect to this Agreement or any transaction related hereto may be brought in the courts of the State of New York or of the United States District Court for the Southern District of New York, and, by the execution and delivery of this Agreement, each of the parties hereto hereby consents for itself and in respect of its property to the jurisdiction of the aforesaid courts and agrees that service of process in any legal action or proceeding with respect to this Agreement or any transaction related hereto may be made on such party by delivery of such process by certified mail, return receipt requested, to such party at its address for notice pursuant to Section 8.6 of this Agreement with the same effect as if such process was personally served on such party within the State of New York. Each of the parties hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection, including, but not limited to, any objection to the laying of venue or based on the ground of FORUM NON CONVENIENS, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdictions in respect of this Agreement or any transaction related hereto. Nothing contained herein shall affect the right of any party hereto to commence any such proceeding in any other jurisdiction or to serve process in any other manner permitted by law.

         8.12 REMEDIES. All rights, remedies or powers hereby conferred shall, to the extent not prohibited by law, be deemed cumulative and not exclusive of any other thereof, or of any other rights, remedies or powers available. No single or partial exercise of any right, remedy or power by a party shall preclude further exercise thereof. No delay or omission to exercise any right, power or remedy accruing to a party upon the occurrence of any breach of any warranty, covenant or agreement contained in this Agreement shall impair any such right, power or remedy or be construed to be a waiver of any such breach or any acquiescence therein or to any similar breach thereafter occurring.

         8.13 PUBLIC ANNOUNCEMENTS. No public announcement concerning the transactions contemplated hereby may be made by either party without the consent of the other except as may be required by law or the rules of any applicable securities exchange.

         8.14 ENTIRE AGREEMENT. This Agreement (including the Schedules, documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written or oral, between such parties with respect to the subject matter hereof and thereof.

         8.15 SECTION 338(h)(10) ELECTION. Notwithstanding any other provisions of this Agreement to the contrary:

                  (a) Seller agrees that, if requested by Purchaser in writing, Seller shall join with Purchaser in timely making a joint election under Sections 338(g) and 338(h)(10) of the Code (a "Section 338(h)(10) Election") and any similar election as may be available under applicable state or local law (and in taking all steps necessary to effectuate the same) with respect to the sale of the Stock to Purchaser hereunder.

                  (b) Seller will report the sale of the Stock on its federal, state and local income tax Returns in a manner consistent with the Section 338(h)(10) Election (and any similar election made under applicable state or local law).

                  (c) Nothing in this Agreement shall be construed to impose upon Seller (or any beneficiary of Seller) any liability for (i) any federal, state or local Taxes, if any, imposed on the Company by reason of the deemed sale by the Company of all of its assets resulting from any Section 338(h)(10) Election or (ii) any "tax expense" (as defined below) resulting from the Section 338(h)(10) Election; all of such Taxes and tax expense shall be borne and paid solely by the Company or Purchaser. The Company and Purchaser each indemnifies and holds Seller (and any beneficiary of Seller) harmless from any Taxes or tax expense referred to in this paragraph (c). For purposes of this paragraph (c), "tax expense" shall mean the amount of ordinary income items identified by Seller within thirty (30) days after Seller has been furnished with the proposed allocation by Purchaser recognized in the deemed sale arising as a result of the
Section 338(h)(10) election, multiplied by 19.6% (that is, the difference between federal ordinary income rates of 39.6% and capital gains rates of 20%). Purchaser shall pay Seller the tax expense amount within ten days of the filing of the S short year return.

                  (d) The transactions contemplated by this Agreement will cause the Company to have two short taxable years for the year that includes the Closing Date, an "S short year" beginning January 1 of such year and ending on the Closing Date and a "C short year" beginning on the day after the Closing Date and ending on the next succeeding close of Purchaser's consolidated return taxable year. Purchaser shall determine, consistent with the provisions of Temp. Reg. ss. 1.338(b)-2T, the allocation of the total consideration for the Stock among the assets of the Company and Seller and Purchaser shall prepare all Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. Seller shall determine the Company's income or loss and the amount of Taxes due for the S short year and provide such information to the Company in a timely manner in order for the Company and Purchaser to prepare the Company's Returns for the S short year and the C short year.

                  (e) The Company has made estimated tax payments or otherwise pre-paid Taxes attributable to the S short year (the "tax deposit"). Seller agrees to reimburse the Company, within ten days of payment by the Company, for any Taxes attributable to the S short year (except Taxes for which the Company and Purchaser are responsible pursuant to paragraph (c) above) to the extent of the difference between the actual amount of Taxes due for the S short year and the tax deposit. Purchaser agrees to pay Seller, within ten days of payment by the Company, the excess of the tax deposit over the actual amount of Taxes due for the S short year (not taking into account Taxes for which the Company and Purchaser are responsible pursuant to paragraph (c) above).

         [The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on their behalf as of the day and year first above written.


SUPREME INTERNATIONAL CORPORATION


By: /s/ George Feldenkreis                                  /s/ Christopher C. Angell
    ----------------------                                  -------------------------
     Name:George Feldenkreis                                Christopher C. Angell, as Trustee of
     Title:Chairman                                         the PEI Trust created under Par. E. of Article 3 of
                                                            the Agreement dated November 19, 1985, as amended
                                                            January 27, 1986

MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Trustee of
the PEI Trust created under Par. E. of Article 3 of the
Agreement dated November 19, 1985, as amended January 27,   /s/ Barbara Gallaher
1986                                                        --------------------
                                                            Barbara Gallagher, as Trustee of
                                                            the PEI Trust created under Par. E. of Article 3 of
                                                            the Agreement dated November 19, 1985, as amended
By:_________________________                                January 27, 1986
     Name:
     Title: